Exhibit 4.24

EXECUTION VERSION

SECOND SUPPLEMENTAL INDENTURE, OMNIBUS AMENDMENT TO NOTES AND LIMITED WAIVER

SECOND SUPPLEMENTAL INDENTURE, OMNIBUS AMENDMENT TO NOTES AND LIMITED WAIVER (this “Supplemental Indenture, Omnibus Amendment and Limited Waiver”), dated as of June 29, 2017, by and among Bloom Energy Corporation, a Delaware corporation (the “Company”), as issuer, Rye Creek LLC, a Delaware limited liability company, as guarantor (the “Guarantor”), and U.S. Bank National Association, as trustee (the “Trustee”) and collateral agent (the “Collateral Agent”) under the Indenture referred to below.

WHEREAS, the Company and the Guarantor previously executed and delivered to the Trustee and the Collateral Agent an Indenture (as amended by the First Supplemental Indenture, the “Indenture”), dated as of December 15, 2015, providing for the issuance of 5.0% Convertible Senior Secured PIK Notes due 2020 (the “Notes”);

WHEREAS, the Company, the Guarantor and the Trustee previously amended the Indenture pursuant to a First Supplemental Indenture, dated as of September 20, 2016 (the “First Supplemental Indenture”), to, among other things, provide for the issuance of Notes (exclusive of PIK Notes) up to an aggregate principal amount of $260,000,000;

WHEREAS, pursuant to Section 10.02 of the Indenture, the Company and the Trustee may, with the consent of Holders of at least the Minimum Principal Amount of Notes then outstanding (the “Required Holders”), from time to time amend or supplement the Indenture Documents (including, without limitation, the Indenture and the Notes) to amend the provisions thereof or enter into waivers that waive any of the provisions of the Indenture Documents; and

WHEREAS, the Company desires to amend the provisions of the Indenture and the Notes and enter into the limited waiver as set forth herein.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:

1. Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

2. Amendment of Indenture.

a.	Section 1.01 of the Indenture shall be amended by adding the following defined term in proper alphabetical order:

““Applicable Rate” means (a) if the aggregate outstanding principal amount of the Revenue Notes is greater than or equal to $67.0 million, 6.0% per year, (b) if the aggregate outstanding principal amount of the Revenue Notes is less than $67.0 million and greater than or equal to $33.0 million, 5.67% per year, (c) if the aggregate outstanding principal amount of the Revenue Notes is less than $33.0 million and greater than $0.0, 5.5% per year, and (d) otherwise 5.0% per year.”

“Qualified Capital Raise” means the first firmly underwritten registered public offering of Common Stock the net proceeds (after deduction of underwriting discounts and commissions and offering expenses) to the Company from which, when aggregated with the net proceeds (after deduction of underwriting discounts and commissions and offering expenses) to the Company from any and all prior firmly underwritten registered public offerings of Common Stock, exceed $250.0 million.

“Revenue Notes” means up to $150 million in aggregate principal amount of senior secured notes, if any, to be issued by the Company on or following the date hereof pursuant to that certain Note Purchase Agreement, dated as of June 29, 2017, by and among the Company, the guarantors party thereto and the investors listed on Schedule II thereto.

“Second Supplemental Indenture Date” means June 29, 2017.

b.	Section 1.01 of the Indenture shall be amended by amending and restating the definition of “PPA Company” in its entirety as follows:

“PPA Company” means (i) an Affiliate of the Company that is the project entity (including, for the avoidance of doubt, any parent company of such project entity whose assets consist solely of 100% of the Capital Stock of such project entity) in a bona fide power purchase agreement program involving one or more third party investors and having a structure (including capital structure) that is materially consistent with that used in the Company’s past practice (as the same may be modified in good faith by the Company to take into account changes in tax law or industry practice), including the incurrence of only Indebtedness that is non-recourse to the assets of the Company and its Restricted Subsidiaries and is secured only by the assets of such project entity, (ii) a Wholly-Owned Subsidiary of the Company whose assets consist solely of the Capital Stock of one or more project entities described in clause (i) above, or (iii) a Wholly-Owned Subsidiary of the Company whose total assets as of any date of determination are less than $100,000 and whose total revenues for the most recently ended twelve-month period do not exceed $50,000 and who are formed for the purpose of (A) bidding on potential transactions and, if secured, financing, developing and/or operating such transactions in a fashion similar to the Company’s other power purchase agreement projects, or (B) bidding on awards under federal, state or local incentive programs and passing the benefits of such programs on to the Company or the owner or offtaker of the applicable fuel cell assets.

c.	Section 1.01 of the Indenture shall be amended by amending and restating the definition of “Permitted Investment” in its entirety as follows:

““Permitted Investment” means:

(a)	any Investment in a PPA Company; provided that, with respect to any such Investment made on or after the Second Supplemental Indenture Date and prior to the Qualified Capital Raise the amount of such Investment, when aggregated with all other Investments in PPA Companies during such period, shall not exceed $25,000,000 in the aggregate unless the Holders of a majority in aggregate principal amount of the Notes shall have consented thereto in writing;

(b)	any Investment in a Guarantor;

(c)

any Investment in a Pledged Foreign Subsidiary; provided that, with respect to any such Investment made on or after the Second Supplemental Indenture Date and prior to the Qualified Capital Raise the amount of such Investment, when

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aggregated with all other Investments in Pledged Foreign Subsidiaries during such period, shall not exceed $25,000,000 in the aggregate unless the Holders of a majority in aggregate principal amount of the Notes shall have consented thereto in writing;

(d)	any Investment in any Subsidiary of the Company made (i) at any time following the Qualified Capital Raise; provided that, on the date of such Investment (the “Calculation Date”), the Investment Collateral Value on the last day of each of the four most recently ended fiscal quarters (with the last of such four fiscal quarters being the most recent quarter for which the Financial Statement Availability Date has occurred) (each such last day, a “Determination Date”) preceding the Calculation Date exceeds the Threshold Amount as of the Calculation Date, or (ii) with the written consent of the Holders of a majority in aggregate principal amount of the Notes.

The Holders hereby agree that they will not charge the Company any fee in connection with providing consent to any Investment as contemplated by this definition.”

d.	Section 1.01 of the Indenture shall be amended by amending and restating the definition of “Qualified IPO” in its entirety as follows:

““Qualified IPO” means the first firmly underwritten registered public offering of Common Stock that results in aggregate gross proceeds to the Company of at least $75.0 million, and after which the Common Stock is listed for trading or quoted on The New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or any of their respective successors).”

e.	Section 1.01 of the Indenture shall be amended by amending and restating the definition of “Change of Control” in its entirety as follows:

““Change of Control” means (i) any combination transaction in which the stockholders of the Company immediately prior to such combination transaction, own less than 50% of the voting power of the surviving or successor entity or its parent immediately after such combination transaction, (ii) any transaction or series of related transactions to which the Company is a party in which in excess of 50% of the Company’s voting power is transferred, (iii) any sale, lease, or other disposition of all or substantially all of the assets of the Company or (iv) the adoption of a plan by the Company’s shareholders relating to the Company’s dissolution or liquidation in accordance with the Company’s organizational documents. Notwithstanding the foregoing, no transaction or series of related transactions principally for bona fide equity financing purposes in which cash is received by the Company or indebtedness of the Company is cancelled or converted, or a combination thereof, nor the transfer by any shareholder of shares of the Company’s capital stock to any third party in a transaction or series of related transactions to which the Company is not a party, shall be deemed a Change of Control.”

f.	Section 1.01 of the Indenture shall be amended by amending and restating clause (f) of the definition of “Eligible Assets” as follows:

“(f) following the release of the security interest of the Collateral Agent therein pursuant to Section 17.04(a)(v), Intellectual Property”

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g.	Section 4.14 of the Indenture shall be amended by deleting the second-to-last sentence of that section.

h.	Section 4.17 of the Indenture shall be amended and restated in its entirety as follows:

“Section 4.17 Additional Guarantors. The Company will cause each Subsidiary, other than any PPA Company or any Foreign Subsidiary, to, substantially concurrently with (i) the pledge by such Subsidiary pursuant to Section 4.14 or (ii) the guarantee by such Subsidiary of the Revenue Notes, execute and deliver to the Trustee a supplemental indenture substantially in the form of Exhibit C attached hereto pursuant to which such Subsidiary shall unconditionally Guarantee, on a senior secured basis, all of the Company’s Obligations under the Indenture Documents on the terms set forth in this Indenture and the Security Documents until the Note Guarantee of such Person has been released in accordance with the provisions of this Indenture.”

i.	The following new Section 4.20 shall be added immediately following Section 4.19 of the Indenture:

“Section 4.20. Use of Proceeds of Revenue Notes. The Company shall not use, directly or indirectly, any of the net cash proceeds received by the Company from the issuance and sale of the Revenue Notes to make any Investment in any Subsidiary that is not a Guarantor. All of the net cash proceeds received by the Company from the issuance and sale of the Revenue Notes shall be deposited into a deposit account that is subject to a Deposit Account Control Agreement at the time of deposit upon or promptly after receipt thereof.”

j.	Clause (4) of Section 17.02(a) of the Indenture shall be amended and restated in its entirety as follows:

“(4) entry into Deposit Account Control Agreements (as defined in the Security Agreement) and securities account control agreements (in each case other than with respect to Excluded Deposit Accounts (as defined in the Security Agreement)) in accordance with Section 4.09 of the Security Agreement,”

k.	Clause (v) of Section 17.04(a) of the Indenture shall be amended and restated in its entirety as follows:

“(v) upon the request of the Company pursuant to an Officer’s Certificate at any time after the Qualified Capital Raise, all Intellectual Property constituting Collateral; and”

l.	Exhibit A to the Indenture shall be amended by deleting Exhibit A in its entirety and replacing it with Exhibit A hereto.

3. Amendment of Notes.

a.	Each of the Notes issued on or prior to the date hereof shall be deemed amended by deleting the stricken text (indicated in the same manner as the following example: ~~stricken text~~) and adding the double-underlined text (indicated in the same manner as the following example: double-underlined text) by making the following amendments:

“This Note shall bear interest at the ~~rate of 5.0%~~Applicable Rate from [                ], or from the most recent date to which interest had been paid or provided for to, but excluding, the next

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scheduled Interest Payment Date until December 1, 2020. The Applicable Rate for any Interest Period shall be determined as of the first day of such Interest Period by the Company and notice of the Applicable Rate shall be delivered by the Company to the Trustee promptly after the first day of such Interest Period. Interest is payable monthly in arrears on each January 1, February 1, March 1, April 1, May 1, June 1, July 1, August 1, September 1, October 1, November 1 and December 1, commencing on [                ], to Holders of record at the close of business on the preceding December 15, January 15, February 15, March 15, April 15, May 15, June 15, July 15, August 15, September 15, October 15 and November 15 (whether or not such day is a Business Day), respectively. Accrued interest on the Notes shall be computed on the basis of a 360-day year composed of twelve 30-day months or, in the case of a partial month, the number of days elapsed over a 30-day month. Additional Interest will be payable as set forth in Section 4.10 and Section 6.04 of the within-mentioned Indenture, and any reference to interest on, or in respect of, any Note therein shall be deemed to include Additional Interest if, in such context, Additional Interest is, was or would be payable pursuant to Section 4.10 and Section 6.04, and any express mention of the payment of Additional Interest in any provision therein shall not be construed as excluding Additional Interest in those provisions thereof where such express mention is not made.”

4.	Limited Waiver; Representations and Warranties of the Company.

a.	The Company represents and warrants as follows for the benefit of the Holders, and to induce the Holders to consent to the limited waiver contained in this Section 4:

The Company has formed each of the following Wholly-Owned Subsidiaries (collectively, the “Financing Entities”) in the State of Delaware for the purpose of financing future fuel cell installations in connection with power purchase agreements the Company has entered into or intends to enter into in the future:

•	Energy Server Use Contracting Company, LLC;

•	2017 ESA Project Company, LLC;

•	2017 ESA HoldCo, LLC;

•	Clean Technologies 2017, LLC;

•	2017 Fuel Cell Operating Company I, LLC; and

•	2017 Fuel Cell Operating Company II, LLC.

The Company has formed each of the following Wholly-Owned Subsidiaries (collectively, the “Bidding Entities”) in the State of Delaware for the purpose of bidding into state incentive programs and/or responding to requests for proposals for fuel cell installations the Company has entered into or intends to enter into in the future:

•	Bloom Energy NYC Grid Side, LLC;

•	Bloom Connecticut Clean Energy Company, LLC;

•	Clean Technologies A, LLC;

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•	Clean Technologies W, LLC; and

•	Bloom Clean Energy Infrastructure, LLC

The Financing Entities and the Bidding Entities (together, the “Enumerated Entities”) have collectively at all times since their formation owned assets with an aggregate value not in excess of $100,000.00.

b.	Subject to the terms and conditions hereof, and in reliance on the representations and warranties of the Company herein contained, compliance by the Company prior to the Second Supplemental Indenture Date with the provisions of Section 4.13 of the Indenture in connection the formation of the Enumerated Entities and the Investment by the Company prior to the Second Supplemental Indenture Date in the Enumerated Entities in an aggregate amount for all Enumerated Entities not in excess of $100,000.00 is hereby waived.

c.	Subject to the terms and conditions hereof, and in reliance on the representations and warranties of the Company herein contained, compliance by the Company prior to the Second Supplemental Indenture Date with the provisions of Section 4.14 of the Indenture with respect to the requirement to cause to be pledged assets of the Enumerated Entities is hereby waived.

d.	Subject to the terms and conditions hereof, and in reliance on the representations and warranties of the Company herein contained, compliance by the Company prior to the Second Supplemental Indenture Date with the provisions of Section 4.17 of the Indenture with respect to the requirement to cause the Enumerated Entities to become Guarantors is hereby waived.

e.	Subject to the terms and conditions hereof, and in reliance on the representations and warranties of the Company herein contained, any Default or Event of Default that may be deemed to have arisen as a result of any failure by the Company to comply with the covenants in Section 4.13, 4.14 or 4.17 of the Indenture, but solely to the extent waived in paragraphs b, c and d of this Section 4, is hereby waived.

f.	Nothing in this Section 4 shall be deemed to waive (i) compliance by the Company with the provisions of Section 4.13, 4.14 or 4.17 of the Indenture, except to the limited extent set forth in paragraphs b, c and d of this Section 4, (ii) compliance on or after the Second Supplemental Indenture Date with the provisions of Sections 4.13, 4.14 and 4.17 of the Indenture, after giving effect to the amendments to the Indenture effected by this Supplemental Indenture, Omnibus Amendment and Limited Waiver, (iii) any Default or Event of Default that may be deemed to have arisen or that may arise as a result of any event other than the events expressly waived pursuant to paragraphs b, c, d and e of this Section 4 or (iv) any other provision of this Indenture, except as expressly set forth herein. Nothing in this Section 4 shall limit any right, power or remedy of the Trustee or the Holders under the Indenture, except to the extent expressly set forth herein. The limited waiver set forth in this Section 4 shall not entitle the Company to any future waiver.

5. Effect of Supplemental Indenture, Omnibus Amendment and Limited Waiver. Upon the execution of this Supplemental Indenture, Omnibus Amendment and Limited Waiver, (A) the Indenture and the Notes shall be supplemented and/or amended in accordance herewith, and the amendments effected by this Supplemental Indenture, Omnibus Amendment and Limited Waiver shall form a part of the Indenture and the Notes, as applicable, for all purposes, (B) the limited waiver effected hereby shall

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be effective and (C) every Holder of Notes heretofore or hereafter authenticated and delivered under the Indenture shall be bound by such supplements, amendments and limited waiver. The exchange of copies of this Supplemental Indenture, Omnibus Amendment and Limited Waiver and of signature pages by facsimile or .pdf transmission shall constitute effective execution and delivery of this Supplemental Indenture, Omnibus Amendment and Limited Waiver as to the parties hereto. Signatures of the parties hereto transmitted by facsimile or .pdf shall be deemed to be their original signatures for all purposes.

6. Indenture. Except as is amended or waived by this Supplemental Indenture, Omnibus Amendment and Limited Waiver, the Indenture and the Notes are in all respects ratified and confirmed, and all the terms, conditions and provisions thereof shall remain in full force and effect.

7. Governing Law. THIS SUPPLEMENTAL INDENTURE, OMNIBUS AMENDMENT AND LIMITED WAIVER WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

8. Counterparts. This Supplemental Indenture, Omnibus Amendment and Limited Waiver may be executed in any number of counterparts, each of which shall be an original; but such counterparts shall together constitute but one and the same instrument.

9. Effect of Headings. The Section headings herein are for convenience only and shall in no way modify or restrict any of the terms or provisions hereof.

10. The Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture, Omnibus Amendment and Limited Waiver or for or in respect of the recitals contained herein, all of which recitals are made solely by the Company.

11. Enforceability. Each of the Company and the Guarantor hereby represents and warrants that this Supplemental Indenture, Omnibus Amendment and Limited Waiver is its legal, valid and binding obligation, enforceable against it in accordance with its terms.

[Signature page follows]

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IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture, Omnibus Amendment and Limited Waiver to be duly executed and attested, all as of the date first above written.

BLOOM ENERGY CORPORATION

By:	/s/ Randy Furr
Name: Randy Furr
Title: Chief Financial Officer and Secretary

RYE CREEK LLC

By:	BLOOM ENERGY CORPORATION, its sole member

By:	/s/ Randy Furr
Name: Randy Furr
Title: Chief Financial Officer and Secretary

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:
Name:
Title:

[Signature Page to Second Supplemental Indenture, Omnibus Amendment to Notes and Limited Waiver – 5.0%

Convertible Senior Secured PIK Notes due 2020]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture, Omnibus Amendment and Limited Waiver to be duly executed and attested, all as of the date first above written.

BLOOM ENERGY CORPORATION

By:
Name: Randy Furr
Title: Chief Financial Officer and Secretary

RYE CREEK LLC

By:	BLOOM ENERGY CORPORATION, its sole member

By:
Name: Randy Furr
Title: Chief Financial Officer and Secretary

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:	/s/ Bradley E. Scarbrough
Name: Bradley E. Scarbrough
Title: Vice President

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EXHIBIT A

[FORM OF FACE OF NOTE]

[INCLUDE FOLLOWING LEGEND IF A GLOBAL NOTE]

[UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT HEREUNDER IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.]

[INCLUDE FOLLOWING LEGEND IF A RESTRICTED SECURITY]

[THE SALE OF THIS NOTE HAS NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, PRIOR TO THE RESALE RESTRICTION TERMINATION DATE (AS DEFINED BELOW), THIS NOTE AND ANY SHARES OF COMMON STOCK ISSUABLE UPON CONVERSION OF THIS NOTE MAY NOT BE OFFERED, RESOLD OR OTHERWISE TRANSFERRED, EXCEPT:

(A) TO BLOOM ENERGY CORPORATION (THE “COMPANY”) OR ANY SUBSIDIARY THEREOF;

(B) PURSUANT TO, AND IN ACCORDANCE WITH, A REGISTRATION STATEMENT THAT IS EFFECTIVE UNDER THE SECURITIES ACT AT THE TIME OF SUCH TRANSFER;

(C) TO A PERSON THAT YOU REASONABLY BELIEVE TO BE A QUALIFIED INSTITUTIONAL BUYER IN COMPLIANCE WITH RULE 144A UNDER THE SECURITIES ACT OR TO A PERSON THAT YOU REASONABLY BELIEVE TO BE AN INSTITUTIONAL ACCREDITED INVESTOR AS DEFINED IN RULE 501(A)(1), (2), (3) OR (7) OF REGULATION D UNDER THE SECURITIES ACT; OR

(D) UNDER ANY OTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT (INCLUDING, IF AVAILABLE, THE EXEMPTION PROVIDED BY RULE 144 UNDER THE SECURITIES ACT).

THE “RESALE RESTRICTION TERMINATION DATE” MEANS THE LATER OF: (1) THE DATE THAT IS ONE YEAR AFTER THE LAST DATE OF ORIGINAL ISSUANCE OF THE NOTES OR SUCH SHORTER PERIOD OF TIME PERMITTED BY RULE 144 OR ANY SUCCESSOR PROVISION THERETO; AND (2) SUCH OTHER DATE AS MAY BE REQUIRED BY APPLICABLE LAW.

WITH RESPECT TO ANY TRANSFER PURSUANT TO THE FOREGOING CLAUSE (D), PRIOR TO THE RESALE RESTRICTION TERMINATION DATE, THE COMPANY AND THE NOTE REGISTRAR RESERVE THE RIGHT TO REQUIRE THE DELIVERY OF SUCH CERTIFICATIONS, LEGAL OPINIONS OR OTHER INFORMATION AS THEY MAY REASONABLY REQUIRE AND MAY RELY UPON TO CONFIRM THAT SUCH TRANSFER IS BEING MADE PURSUANT TO AN EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.]

Bloom Energy Corporation

5.0% Convertible Senior Secured PIK Note due 2020

[PIK]1

No. [_____]                                                                                                                               [Initially]2 $[_________]

CUSIP No. [_________]

Bloom Energy Corporation, a corporation duly organized and validly existing under the laws of the State of Delaware (the “Company,” which term includes any successor corporation or other entity under the Indenture referred to on the reverse hereof), for value received hereby promises to pay to [CEDE & CO.]3 [_______]4, or registered assigns, the principal sum [as set forth in the “Schedule of Exchanges of Notes” attached hereto]5 [of $[_______]]6, which amount, taken together with the principal amounts of all other outstanding Notes, shall not, unless permitted by the Indenture, exceed $1[__],000,000 in aggregate at any time, [in accordance with the rules and procedures of the Depositary,] on December 1, 2020, and interest thereon as set forth below.

This Note shall bear interest at the Applicable Rate from [                ], 2015, or from the most recent date to which interest had been paid or provided for to, but excluding, the next scheduled Interest Payment Date until December 1, 2020. The Applicable Rate for any Interest Period shall be determined as of the first day of such Interest Period by the Company and notice of the Applicable Rate shall be delivered by the Company to the Trustee promptly after the first day of such Interest Period. Interest is payable monthly in arrears on each January 1, February 1, March 1, April 1, May 1, June 1, July 1, August 1, September 1, October 1, November 1 and December 1, commencing on [                ], to Holders of record at the close of business on the preceding December 15, January 15, February 15, March 15, April 15, May 15, June 15, July 15, August 15, September 15, October 15 and November 15 (whether or not such day is a Business Day), respectively. Accrued interest on the Notes shall be computed on the basis of a 360-day year composed of twelve 30-day months or, in the case of a partial month, the number of days elapsed over a 30-day month and shall be compounded monthly on the last day of each month. Additional Interest will be payable as set forth in Section 4.10 and Section 6.04 of the within-mentioned Indenture, and any reference to interest on, or in respect of, any Note therein shall be deemed to include Additional Interest if, in such context, Additional Interest is, was or would be payable pursuant to Section 4.10 and Section 6.04, and any express mention of the payment of Additional Interest in any provision therein shall not be construed as excluding Additional Interest in those provisions thereof where such express mention is not made.

[1]	Insert on any certificated PIK Notes.
[2]	Include if a Global Note.
[3]	Include if a Global Note.
[4]	Include if a Physical Note.
[5]	Include if a Global Note.
[6]	Include if a Physical Note.

Interest will be payable, at the election of the Company (made by delivering a notice to the Trustee prior to the beginning of the related Interest Period), (1) entirely in Cash Interest or (2) entirely in PIK Interest. In the absence of an interest payment election, interest on the Notes will be payable in PIK Interest. Notwithstanding anything to the contrary, the payment of accrued interest shall be made solely in cash, (A) in connection with any redemption or repurchase of Notes as described under Section 13.01, Section 13.02, Section 15.01, Section 15.02 and Section 15.03 of the Indenture, (1) with respect to all Notes, if the related Redemption Date, Specified Repurchase Date, Fundamental Change Repurchase Date or Change of Control Repurchase Date, as applicable, is after a Regular Record Date and on or prior to the Scheduled Trading Day immediately following the date on which the corresponding interest payment is made or (2) solely with respect to the Notes to be repurchased or redeemed, if the related Redemption Date, Specified Repurchase Date, Fundamental Change Repurchase Date or Change of Control Repurchase Date, as applicable, is on any other date, (B) with respect to all Notes, if any Notes are surrendered for conversion after the close of business on a Regular Record Date for the payment of interest and on or prior to the related Interest Payment Date and (C) on the final Interest Payment Date.

Following an increase in the principal amount of any outstanding Global Notes as a result of a PIK Payment, such Global Note will bear interest on such increased principal amount from and after the date of such PIK Payment. Any PIK Notes issued in certificated form will be dated as of the applicable Interest Payment Date and will bear interest from and after such date. All PIK Notes issued pursuant to a PIK Payment will be governed by, and subject to the terms, provisions and conditions of, the Indenture and shall have the same rights and benefits as the Notes issued on the Issue Date.

Any Defaulted Amounts shall accrue interest per annum at the rate borne by the Notes, subject to the enforceability thereof under applicable law, from, and including, the relevant payment date to, but excluding, the date on which such Defaulted Amounts shall have been paid by the Company, at its election, in accordance with Section 2.03(d) of the Indenture.

The Company shall pay the principal of and interest (other than PIK Interest) on this Note, if and so long as such Note is a Global Note, in immediately available funds to the Depositary or its nominee, as the case may be, as the registered Holder of such Note. As provided in and subject to the provisions of the Indenture, the Company shall pay the principal of any Notes (other than Notes that are Global Notes) at the office or agency designated by the Company for that purpose. The Company has initially designated the Trustee as its Paying Agent, Note Registrar, Custodian and Conversion Agent in respect of the Notes and its agency in the continental United States of America as a place where Notes may be presented for payment, repurchase, or conversion or for registration of transfer and exchange.

At all times, PIK Interest on the Notes will be payable (x) with respect to Notes represented by one or more Global Notes registered in the name of, or held by, DTC or its nominee on the relevant Regular Record Date, by increasing the principal amount of the outstanding Global Note by an amount equal to the amount of PIK Interest for the applicable Interest Period (rounded to the nearest whole dollar, with amounts of $0.50 or more being rounded up), or by issuing a new Global Note, if required pursuant to the applicable procedures of the Depositary, in each case, as provided in writing by the Company in a Company Order to the Trustee, and the Trustee, at the written request of the Company, will record such increase in such Global Note and (y) with respect to Notes represented by Physical Notes, by issuing PIK Notes in certificated form in an aggregate principal amount equal to the amount of PIK Interest for the applicable Interest Period (rounded to the nearest whole dollar, with amounts of $0.50 or more being rounded up), and the Trustee will, at the written request of the Company in a Company Order, authenticate and deliver such PIK Notes in certificated form for original issuance to the Holders on the relevant Regular Record Date, as shown in the register of the Note Registrar.

Reference is made to the further provisions of this Note set forth on the reverse hereof, including, without limitation, provisions giving the Holder of this Note the right to convert this Note into shares of Common Stock on the terms and subject to the limitations set forth in the Indenture. Such further provisions shall for all purposes have the same effect as though fully set forth at this place.

This Note, and any claim, controversy or dispute arising under or related to this Note, shall be construed in accordance with and governed by the laws of the State of New York.

In the case of any conflict between this Note and the Indenture, the provisions of the Indenture shall control and govern.

This Note shall not be valid or become obligatory for any purpose until the certificate of authentication hereon shall have been signed manually by the Trustee or a duly authorized authenticating agent under the Indenture.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the Company has caused this Note to be duly executed.

BLOOM ENERGY CORPORATION

By:
Name:
Title:

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

U.S. BANK NATIONAL ASSOCIATION as Trustee, certifies that this is one of the Notes described in the within-named Indenture.

By:
Authorized Signatory

Dated:

[FORM OF REVERSE OF NOTE]

Bloom Energy Corporation

5.0% Convertible Senior Secured PIK Note due 2020

This Note is one of a duly authorized issue of Notes of the Company, designated as its 5.0% Convertible Senior Secured PIK Notes due 2020 (the “Notes”), limited to the aggregate principal amount of $260,000,000 all issued or to be issued under and pursuant to an Indenture dated as of December 15, 2015 (the “Indenture”), between the Company and U.S. Bank National Association, a national banking association, as trustee (the “Trustee”) and collateral agent (the “Collateral Agent”), as amended by (i) the First Supplemental Indenture, dated as of September 20, 2016 (the “First Supplemental Indenture”), between the Company, Rye Creek LLC, a Delaware limited liability company, and the Trustee and Collateral Agent and (ii) the Second Supplemental Indenture, dated as of June 29, 2017 (the “Second Supplemental Indenture”), between the Company, Rye Creek LLC, a Delaware limited liability company, and the Trustee and Collateral Agent, to which Indenture, First Supplement Indenture, Second Supplemental Indenture, and all other indentures supplemental thereto reference is hereby made for a description of the rights, limitations of rights, obligations, duties and immunities thereunder of the Trustee, the Company and the Holders of the Notes. Additional Notes may be issued subject to certain conditions specified in the Indenture. Capitalized terms used in this Note and not defined in this Note shall have the respective meanings set forth in the Indenture.

In case certain Events of Default shall have occurred and be continuing, the principal of, and interest on, all Notes may be declared, by either the Trustee or Holders of at least 25% in aggregate principal amount of Notes then outstanding, and upon said declaration shall become, due and payable, in the manner, with the effect and subject to the conditions and certain exceptions set forth in the Indenture.

Subject to the terms and conditions of the Indenture, the Company will make all payments and deliveries in respect of the Fundamental Change Repurchase Price, Change of Control Repurchase Price or the Specified Repurchase Date Price on the Fundamental Change Repurchase Date, Change of Control Repurchase Date or the Specified Repurchase Date, as applicable, and the principal amount on the Maturity Date, as the case may be, to the Holder who surrenders a Note to a Paying Agent to collect such payments in respect of the Note. The Company will pay cash amounts in money of the United States that at the time of payment is legal tender for payment of public and private debts.

The Indenture contains provisions permitting the Company, the Trustee and the Collateral Agent in certain circumstances, without the consent of the Holders of the Notes, and in certain other circumstances, with the consent of the Holders of not less than the Minimum Principal Amount of the Notes at the time outstanding, evidenced as in the Indenture provided, to execute supplemental indentures modifying the terms of the Indenture and the Notes as described therein. It is also provided in the Indenture that, subject to certain exceptions, the Holders of the Minimum Principal Amount of the Notes at the time outstanding may on behalf of the Holders of all of the Notes waive any past Default or Event of Default under the Indenture and its consequences.

No reference herein to the Indenture and no provision of this Note or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay or deliver, as the case may be, the principal (including the Fundamental Change Repurchase Price, Change of Control Repurchase Price or the Specified Repurchase Date Price, if applicable) of, accrued and unpaid interest on, and the consideration due upon conversion of, this Note at the place, at the respective times, at the rate and in the lawful money or shares of Common Stock, as the case may be, herein prescribed.

The Notes are issuable in registered form without coupons in denominations of $1,000 principal amount and integral multiples thereof; provided that after a PIK Payment, the Notes shall be in minimum denominations of $1.00 and any integral multiple of $1.00 in excess thereof. At the office or agency of the Company referred to on the face hereof, and in the manner and subject to the limitations provided in the Indenture, Notes may be exchanged for a like aggregate principal amount of Notes of other authorized denominations, without payment of any service charge but, if required by the Company or Trustee, with payment of a sum sufficient to cover any documentary, stamp or similar issue or transfer tax or similar governmental charge that may be imposed in connection therewith as a result of the name of the Holder of the new Notes issued upon such exchange of Notes being different from the name of the Holder of the old Notes surrendered for such exchange.

The Notes are subject to redemption at the Company’s option, in whole or in part, on or after the date that is two calendar years after the consummation of the Qualified IPO if the Last Reported Sale Price of the Common Stock has been at least 150% of the Qualified IPO Price then in effect for at least 20 Trading Days (whether or not consecutive) during a period of 30 consecutive Trading Days ending within three Trading Days immediately preceding the date on which the Company provides written notice of redemption. The Notes are not subject to any sinking fund. In certain circumstances, the Notes are also redeemable at the Company’s option, in whole or in part, in connection with a Change of Control at the Change of Control Redemption Price.

On or after a Qualified IPO, and upon the occurrence of a Fundamental Change, the Holder has the right, at such Holder’s option and subject to the provisions of the Indenture, to require the Company to repurchase for cash all of such Holder’s Notes or any portion thereof (in principal amounts of $1,000 (or, if a PIK Payment has been made, in principal amounts of $1.00) or integral multiples thereof) on the Fundamental Change Repurchase Date at a price equal to the Fundamental Change Repurchase Price.

If the Qualified IPO has not occurred before December 15, 2018, the Holder has the right, at such Holder’s option and subject to the provisions of the Indenture, to require the Company to repurchase for cash all of such Holder’s Notes or any portion thereof (in principal amounts of $1,000 (or, if a PIK Payment has been made, in principal amounts of $1.00) or integral multiples thereof) on the Specified Repurchase Date at a price equal to the Specified Repurchase Date Price.

If a Change of Control occurs at any time prior to the Qualified IPO, the Holder has the right, at such Holder’s option and subject to the provisions of the Indenture, to require the Company to repurchase for cash all of such Holder’s Notes or any portion thereof (in principal amounts of $1,000 (or, if a PIK Payment has been made, in principal amounts of $1.00) or integral multiples thereof) on the Change of Control Repurchase Date at a price equal to the Change of Control Repurchase Price.

The Notes are convertible into Common Stock in accordance with the terms of the Indenture.

The payment of the principal of, premium, if any, and interest, if any, on the Notes, is unconditionally guaranteed, jointly and severally, by the Guarantors, if any, to the extent set forth in and subject to the provisions of the Indenture.

Subject to the terms of the Intercreditor Agreement, if any, the Obligations of the Company and the Guarantors, if any, under the Notes and the Note Guarantees, if any, are secured by Liens on the Collateral pursuant to the terms of the Security Documents.

ABBREVIATIONS

The following abbreviations, when used in the inscription of the face of this Note, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM = as tenants in common

UNIF GIFT MIN ACT = Uniform Gifts to Minors Act

CUST = Custodian

TEN ENT = as tenants by the entireties

JT TEN = joint tenants with right of survivorship and not as tenants in common

Additional abbreviations may also be used though not in the above list.

SCHEDULE A7

SCHEDULE OF EXCHANGES OF NOTES

Bloom Energy Corporation

5.0% Convertible Senior Secured PIK Notes due 2020

The initial principal amount of this Global Note is              DOLLARS ($[                ]). The following increases or decreases in this Global Note have been made:

Date of exchange	Amount of decrease in principal amount of this Global Note	Amount of increase in principal amount of this Global Note	Principal amount of this Global Note following such decrease or increase	Signature of authorized signatory of Trustee or Custodian

[7]	Include if a Global Note.

ATTACHMENT 1

[FORM OF NOTICE OF CONVERSION]

Bloom Energy Corporation

5.0% Convertible Senior Secured PIK Notes due 2020

To:	Bloom Energy Corporation

1299 Orleans Drive

Sunnyvale, California 94089

U.S. BANK NATIONAL ASSOCIATION

633 West Fifth Street, 24th Floor

Los Angeles, CA 90071

Attention: Bloom Energy Corporation Convertible Senior Secured PIK Notes due 2020

The undersigned registered owner of this Note hereby exercises the option to convert this Note, or the portion hereof (that is $1,000 principal amount (or if a PIK Payment has been made, $1.00 principal amount) or an integral multiple thereof) below designated pursuant to:

☐ Section 14.01 [Only permitted prior to a Qualified IPO and for a period after a Change of Control specified in the Indenture]; or

☐ Section 14.02 [Only permitted on or after the earlier to occur of a Qualified IPO and September 1, 2020],

in accordance with the terms of the Indenture referred to in this Note, and directs that any cash payable and any shares of Common Stock issuable and deliverable upon such conversion, together with any cash for any fractional share, and any Notes representing any unconverted principal amount hereof, be issued and delivered to the registered Holder hereof unless a different name has been indicated below. If any shares of Common Stock or Preferred Stock, as the case may be, or any portion of this Note not converted are to be issued in the name of a Person other than the undersigned, the undersigned will pay all documentary, stamp or similar issue or transfer taxes, if any in accordance with Section 14.03(d) and Section 14.03(e) of the Indenture. Any amount required to be paid to the undersigned on account of interest accompanies this Note. Capitalized terms used herein but not defined shall have the meanings ascribed to such terms in the Indenture.

Dated:

Signature(s)

1

Signature Guarantee

Signature(s) must be guaranteed by an eligible Guarantor Institution (banks, stock brokers, savings and loan associations and credit unions) with membership in an approved signature guarantee medallion program pursuant to Securities and Exchange Commission Rule 17Ad-15 if shares of Common Stock are to be issued, or Notes are to be delivered, other than to and in the name of the registered holder.

Fill in for registration of shares if to be issued, and Notes if to be delivered, other than to and in the name of the registered holder:

(Name)

(Street Address)

(City, State and Zip Code)
Please print name and address

Principal amount to be converted (if less than all): $            , 000

NOTICE: The above signature(s) of the Holder(s) hereof must correspond with the name as written upon the face of the Note in every particular without alteration or enlargement or any change whatever.

Social Security or Other Taxpayer Identification Number

2

ATTACHMENT 2

[FORM OF FUNDAMENTAL CHANGE REPURCHASE NOTICE]

Bloom Energy Corporation

5.0% Convertible Senior Secured PIK Notes due 2020

To:	Bloom Energy Corporation

1299 Orleans Drive

Sunnyvale, California 94089

U.S. BANK NATIONAL ASSOCIATION

633 West Fifth Street, 24th Floor

Los Angeles, CA 90071

Attention: Bloom Energy Corporation Convertible Senior Secured PIK Notes due 2020

The undersigned registered owner of this Note hereby acknowledges receipt of a notice from Bloom Energy Corporation (the “Company”) as to the occurrence of a Fundamental Change with respect to the Company and specifying the Fundamental Change Repurchase Date and requests and instructs the Company to pay to the registered holder hereof in accordance with Section 15.02 of the Indenture referred to in this Note (1) the entire principal amount of this Note, or the portion thereof (that is $1,000 principal amount (or if a PIK Payment has been made, $1.00 principal amount) or an integral multiple thereof) below designated, and (2) if such Fundamental Change Repurchase Date does not fall during the period after a Regular Record Date and on or prior to the Scheduled Trading Day immediately following the corresponding Interest Payment Date, accrued and unpaid interest, if any, thereon to, but excluding, such Fundamental Change Repurchase Date. Capitalized terms used herein but not defined shall have the meanings ascribed to such terms in the Indenture.

In the case of Physical Notes, the certificate numbers of the Notes to be repurchased are as set forth below:

Dated:

Signature(s)

Social Security or Other Taxpayer Identification Number

Principal amount to be repaid (if less than all): $ , 000

1

NOTICE: The above signature(s) of the Holder(s) hereof must correspond with the name as written upon the face of the Note in every particular without alteration or enlargement or any change whatever.

2

ATTACHMENT 3

[FORM OF SPECIFIED REPURCHASE DATE NOTICE]

To:	Bloom Energy Corporation

1299 Orleans Drive

Sunnyvale, California 94089

To:	U.S. BANK NATIONAL ASSOCIATION

633 West Fifth Street, 24th Floor

Los Angeles, CA 90071

Attention: Bloom Energy Corporation Convertible Senior Secured PIK Notes due 2020

The undersigned registered owner of this Note hereby acknowledges receipt of a Specified Repurchase Date Company Notice from Bloom Energy Corporation (the “Company”) and specifying the Specified Repurchase Date and requests and instructs the Company to pay to the registered holder hereof in accordance with the applicable provisions of the Indenture referred to in this Note the entire principal amount of this Note, or the portion thereof (that is $1,000 principal amount (or if a PIK Payment has been made, $1.00 principal amount) or an integral multiple thereof) below designated and accrued and unpaid interest, if any, thereon to, but excluding, such Specified Repurchase Date. Capitalized terms used herein but not defined shall have the meanings ascribed to such terms in the Indenture.

In the case of Physical Notes, the certificate numbers of the Notes to be repurchased are as set forth below:

Dated:

Signature(s)

Social Security or Other Taxpayer Identification Number

Principal amount to be repurchased by the Company (if less than all): $ ,000

NOTICE: The above signature(s) of the Holder(s) hereof must correspond with the name as written upon the face of the Note in every particular without alteration or enlargement or any change whatever.

ATTACHMENT 4

[FORM OF CHANGE OF CONTROL REPURCHASE NOTICE]

Bloom Energy Corporation

5.0% Convertible Senior Secured PIK Notes due 2020

To:	Bloom Energy Corporation
1299 Orleans Drive
Sunnyvale, California 94089

U.S. BANK NATIONAL ASSOCIATION
633 West Fifth Street, 24th Floor
Los Angeles, CA 90071
Attention: Bloom Energy Corporation Convertible Senior Secured PIK Notes due 2020

The undersigned registered owner of this Note hereby acknowledges receipt of a notice from Bloom Energy Corporation (the “Company”) as to the occurrence of a Change of Control with respect to the Company and specifying the Change of Control Repurchase Date and requests and instructs the Company to pay to the registered holder hereof in accordance with Section 15.03 of the Indenture referred to in this Note (1) the entire principal amount of this Note, or the portion thereof (that is $1,000 principal amount (or if a PIK Payment has been made, $1.00 principal amount) or an integral multiple thereof) below designated, and (2) if such Change of Control Repurchase Date does not fall during the period after a Regular Record Date and on or prior to the Scheduled Trading Day immediately following the corresponding Interest Payment Date, accrued and unpaid interest, if any, thereon to, but excluding, such Change of Control Repurchase Date. Capitalized terms used herein but not defined shall have the meanings ascribed to such terms in the Indenture.

In the case of Physical Notes, the certificate numbers of the Notes to be repurchased are as set forth below:

Dated:

Signature(s)

Social Security or Other Taxpayer
Identification Number

Principal amount to be repaid (if less than all):
$ ,000

NOTICE: The above signature(s) of the Holder(s) hereof must correspond with the name as written upon the face of the Note in every particular without alteration or enlargement or any change whatever.

ATTACHMENT 5

[FORM OF ASSIGNMENT AND TRANSFER]

Bloom Energy Corporation

5.0% Convertible Senior Secured PIK Notes due 2020

For value received                                                                   hereby sell(s), assign(s) and transfer(s) unto                                                   (Please insert social security or Taxpayer Identification Number of assignee) the within Note, and hereby irrevocably constitutes and appoints                                               attorney to transfer the said Note on the books of the Company, with full power of substitution in the premises.

In connection with any transfer of the within Note occurring prior to the Resale Restriction Termination Date, as defined in the Indenture governing such Note, the undersigned confirms that such Note is being transferred:

☐	To Bloom Energy Corporation or a subsidiary thereof; or

☐	Pursuant to, and in accordance with, a registration statement that has become or been declared effective under the Securities Act of 1933, as amended; or

☐	Pursuant to and in compliance with Rule 144A under the Securities Act of 1933, as amended; or

☐	Pursuant to any other available exemption from the registration requirements of the Securities Act of 1933, as amended (including, if available, the exemption provided by Rule 144 under the Securities Act of 1933, as amended).

Dated:

Signature(s)

Signature Guarantee

Signature(s) must be guaranteed by an eligible Guarantor Institution (banks, stock brokers, savings and loan associations and credit unions) with membership in an approved signature guarantee medallion program pursuant to Securities and Exchange Commission Rule 17Ad-15 if Notes are to be delivered, other than to and in the name of the registered holder.

NOTICE: The signature on the assignment must correspond with the name as written upon the face of the Note in every particular without alteration or enlargement or any change whatever.

2